PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	November 2,	October 28,
	2008	2007
Assets

Current assets:
Cash, cash equivalents and short-term
investments of $1,343 in 2008 and $5,657 in 2007	$85,106	$151,706
Accounts receivable	68,095	68,248
Inventories	17,548	17,716
Other current assets	11,748	9,315

Total current assets	182,497	246,985

Property, plant and equipment, net	436,528	531,578
Goodwill	-	138,534
Investment in joint venture	65,737	67,900
Other intangibles, net	62,386	68,835
Other assets	10,859	5,948

	$758,007	$1,059,780

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term borrowings	$18,130	$4,482
Accounts payable and accrued liabilities	95,448	145,897

Total current liabilities	113,578	150,379

Long-term borrowings	205,479	191,253
Deferred income taxes and other liabilities	6,552	14,399
Minority interest	49,616	49,465

Shareholders' equity	382,782	654,284

	$758,007	$1,059,780